Exhibit 4.28.1
Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Ontario
Canada M5J 2G2

July 22, 2005

Omicron Master Trust
650 5th Ave., 24th Floor
New York, New York
USA 10019

Dear Sirs:

Re: Generex Biotechnology Corporation
- Promissory Note & Agreement dated April 4, 2005

We make reference to the Promissory Note & Agreement (the “Note”) dated April 4, 2005 in the principal amount of One Hundred Thousand Dollars ($100,000) executed and delivered by Generex Biotechnology Corporation (the “Borrower”) in favour of Omicron Master Trust (the “Holder”), as the same was amended by letter agreement dated June 7, 2005.

We hereby confirm the mutual agreement of the Borrower and the Holder to amend the terms of the Note by extending the interest payment date and the maturity date thereof from July 22, 2005 to September 20, 2005.

We hereby further confirm that, in consideration for the Holder’s agreement to the foregoing amendment of the Note, the Borrower will forthwith issue to the Holder a warrant (the “Amendment Warrant”) to purchase an aggregate of 243,902 shares of the Borrower’s common stock (the “Amendment Warrant Shares”) at a per-share price of Eighty Two Cents ($0.82), such warrant to expire on July 20, 2010.

From and after the date hereof, the term “Warrant” in the Note will be deemed to include the Amendment Warrant, and the term “Warrant Shares” in the Note will be deemed to include the Amendment Warrant Shares.

continued…………………………………………………………………………………………......

In all other respects, the Note will remain in full force and effect and unamended.

Yours truly,

Generex Biotechnology Corporation

/s/ Rose C. Perri
____________________________________
Rose C. Perri
Chief Financial Officer

AGREED.

Omicron Master Trust

/s/ Bruce Bernstein
____________________________________
Bruce Bernstein
Managing Partner